SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of January 9, 2018, (the “Effective Date”) by and between Peter C. Alexander (the “Executive”) and BMC Stock Holdings, Inc. (together with its subsidiaries and affiliates and its and their respective successors and assigns, the “Company”).

WHEREAS, the Executive and the Company are parties to the Amended and Restated Employment Agreement, dated April 1, 2016 (the “Employment Agreement”); and

WHEREAS, the parties hereto have mutually agreed that the Executive’s employment as President and Chief Executive Officer of the Company and service as a Director on the Board of Directors of the Company shall terminate on January 10, 2018 (the “Termination Date”); and

WHEREAS, the Executive and the Company have agreed to resolve and settle all matters with respect to events, including, but in no way limited to, the Executive’s employment and/or service with the Company, and the termination of the Executive’s employment and services, in each case through the date of this Agreement.

NOW THEREFORE, based upon the mutual promises and conditions contained herein, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Termination.

The Company and the Executive mutually agree that the Executive’s employment with the Company shall terminate effective as of the Termination Date and Executive hereby resigns, as of the Termination Date, from any and all positions, offices and titles that the Executive held at the Company immediately prior to the Termination Date. The parties agree that the termination shall be pursuant to Section 7.2 of the Employment Agreement.

2.	The Executive’s Entitlements.

In connection with the foregoing, the Executive shall be paid the amounts, and shall receive the benefits, set forth in this Section 2, subject to the terms and conditions specified herein.

(a) Accrued Benefits. The Company will pay to the Executive the amounts and provide the benefits set forth below:

(1)The Executive’s earned but unpaid Base Salary (as defined in the Employment Agreement) and earned and unused vacation for the portion of the 2018 calendar year to have elapsed prior to the Termination Date (if any), payable not later than the first complete payroll payment date following the Termination Date;

(2)The Executive’s unreimbursed business expenses incurred prior to the Termination Date, payable subject to and in accordance with the policies and procedures applicable under Section 3.7 of the Employment Agreement; and

(3)The Executive’s accrued and vested benefits under all tax-qualified employee benefit plans in which the Executive is a participant, payable in accordance with the terms of such plans.

(b) Contingent Payments and Benefits. Subject to the Release Effective Date (as defined in Section 2.2(d) below) occurring, the Company will pay to the Executive the amounts and provide the benefits specified in this Section 2(b) in consideration for, and contingent on, the Executive entering into this Agreement, specifically including the Executive’s execution and non-revocation of the Release (as described in Section 2.2(d) below and attached as Exhibit A hereto) and Executive’s strict compliance with all restrictive covenants (the “Restrictive Covenants”) identified herein or in the Employment Agreement:

(1)Severance. The Company shall pay, within 75 days following the Termination Date, $1,500,000; provided, that the Executive hereby acknowledges that the Executive is not entitled to (and hereby waives any rights under or with respect to) any other severance payments or benefits under any other severance, employment, or similar plans, programs or arrangements of the Company.

(2)Continued Benefits. The Company shall continue Executive’s automobile perquisite benefits under Section 3.5.1 of the Employment Agreement for a period of 30 days following the Termination Date and reimburse Executive for Executive’s life insurance premium benefit under Section 3.5.2 of the Employment Agreement on a pro-rated basis from the date of the annual renewal immediately preceding the Termination Date to that date that is 30 days following the Termination Date, each subject to tax withholding requirements.

(3)Bonuses. The Company shall pay Executive’s (A) annual bonus based on actual performance in respect of the 2017 calendar year under the Company’s 2017 Management Incentive Plan and (B) a pro-rated annual bonus based on actual performance in respect of the 2018 calendar year under the Company’s 2018 Management Incentive Plan, based on the ratio of the number of days employed during the 2018 calendar year to 365, and, in each of clauses (A) and (B), payable when annual bonuses for such calendar year are paid to other senior executives.

(4) Other Payments. The Company shall pay to Executive, on same date the severance payment is made, $39,364.56 in the aggregate, which amount approximates the cost of monthly continuation premiums for medical, dental and vision insurance under federal or state COBRA for a period of 24 months following the Termination Date (based on the cost of such COBRA payments at the Company from time to time during such period) and executive level services during such period. The foregoing payment shall not be contingent on Executive actually electing COBRA coverage.

(c) Equity. In accordance with the terms of the Company’s 2013 Incentive Compensation Plan, as amended, all unvested equity awards of the Company held by Executive shall be canceled and forfeited on the Termination Date.

(d) Release. The Company’s obligations under Section 2(b) are conditioned on the Executive signing, and delivering to the Company, on the Effective Date, a release of claims in the form attached as Exhibit A hereto (the “Release”) and not thereafter timely revoking it in accordance with its terms (the date such Release becomes irrevocable in accordance with its terms being the “Release Effective Date”).

3.	Restrictive Covenants.

Each party acknowledges and agrees that the Restrictive Covenants (including those set forth in Section 5 of the Employment Agreement) shall continue in full force and effect in accordance with the terms thereof. Any breach of such covenants shall constitute a breach of this Agreement. The Executive will not, for a period of one year following the Termination Date, make disparaging or defamatory comments, in any form or respect, with regard to the Company or its affiliates or subsidiaries or its or their respective officers, directors, agents, key employees, products, services, operations or prospects. The Company will instruct its directors and executive officers to not, for a period of one year following the Termination Date, make disparaging or defamatory comments, in any form or respect, with regard to the Executive. The parties’ respective communications related to Executive’s termination of employment shall be consistent with the draft press release and internal communications previously shared between the parties. Notwithstanding the foregoing, nothing in the foregoing three sentences shall prevent any such person from making truthful factual statements to the extent necessary with respect to any litigation, arbitration, legal process, or mediation or as required by law or by any court, arbitrator, mediator, or administrative or legislative body (or as reasonably appropriate in response to any breach by the other party of the foregoing two sentences). Executive also agrees, for a period of one year following the Termination Date, to not, directly or indirectly, for his own account or for the account of any other individual or entity, interfere with the operations, governance and business affairs of the Company (it being understood that the foregoing sentence shall not limit Executive’s ability to engage in competitive business activities not otherwise prohibited by the Restrictive Covenants).

4.	Miscellaneous.

(a) Indemnification. Nothing in this Agreement or elsewhere shall reduce or otherwise adversely affect any rights that the Executive may have to contribution, indemnification, or advancement of expenses (including, without limitation, advancement of attorney’s fees) whether under the Employment Agreement or otherwise.

(b) Arbitration. Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, Executive’s employment with the Company or termination thereof, other than those disputes relating to Executive’s alleged violations of any Restrictive Covenants shall be referred for dispute resolution and arbitration pursuant to
Section 11.13 of the Employment Agreement.

(c) Mitigation. The Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

(d) Tax Withholding; Section 409A. The Company may withhold from any amount or benefit payable under this Agreement any taxes that it is required to withhold by applicable law or regulation. In addition, if the payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any “additional tax”, interest or penalties under Section 409A of the Code, then the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such “additional tax”, interest or penalties. In addition, to the extent either Party hereto reasonably determines that any provision of this Agreement would subject the Executive to “additional tax”, interest and penalties under Section 409A, the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such “additional tax”, interest or penalties on the Executive while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Company.

(e) Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by Executive and a duly authorized officer of the Company. No waiver by any party hereto of any failure of any other party to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other covenant or condition.

(f) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of (i) the Company and its successors and assigns and (ii) the Executive and the Executive’s heirs, executors, administrators and legal representatives. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred upon the approval of the Executive which shall not be unreasonably withheld or pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and that such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any liquidation, or sale of business or assets, as described in the preceding sentence, the Company shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 4(g) below.

(g) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, as applicable.

(h) Entire Agreement. This Agreement (together with its Exhibits) constitutes the entire understanding and agreement between the parties concerning the specific subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior agreement between the parties (including but not limited to the Employment Agreement, other than as expressly provided in this Section 4).

(i)Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia.

(j)Notices. All notices required or permitted to be given by either party hereunder shall be in writing and shall be deemed sufficiently given if mailed by registered or certified mail, or personally delivered to the party entitled thereto at the address set forth in the Employment Agreement for such party.

(k) Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

(l)Headings. The headings of sections and subsections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BMC STOCK HOLDINGS, INC.

By: /s/ Lanesha Minnix
Name: Lanesha Minnix
Title: Senior Vice President and General Counsel
Date: January 9, 2018

PETER C. ALEXANDER

/s/ Peter C. Alexander
Date: January 9, 2018

Exhibit A
Form of Release of Claims

THIS RELEASE OF CLAIMS (this “Release”) is entered into as of January 9, 2018, by Peter C. Alexander (the “Executive”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement by and between BMC Stock Holdings, Inc. (together with its subsidiaries and affiliates and its and their respective successors and assigns, the “Company”) and the Executive, dated as of January 9, 2018 (the “Separation Agreement”).

1.Release by the Executive.

(a)The Executive, on behalf of himself and his beneficiaries, estate and legal representatives (collectively, with the Executive, the “Executive Releasors”) hereby releases, acquits and forever discharges the Company and its successors, assigns, officers, directors, employees, agents and attorneys from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Executive Releasor may have, or may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Termination Date, and that arise out of, or relate to the Executive’s employment with, or services for the Company, or the termination of such employment or services, other than claims expressly arising under or expressly preserved by the Separation Agreement.

(b)Except as set forth above, the claims released by the Executive include, but are not limited to, any and all claims under federal, state or local laws pertaining to employment, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 42 U.S.C. Section 621 et seq., the Fair Labor Standards Act as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or U.S. federal, state or local laws of any type or description regarding employment, including but not limited to any claims in any way arising from or derivative of the Executive’s employment with the Company or any of its affiliates or the termination of such employment, as well as any claims under state contract or tort law or otherwise, including but not limited to claims pursuant to the Employment Agreement, except for claims for indemnification and advancement as provided in Section 4(a) of the Separation Agreement.

2.Governing Law. The validity, interpretation, construction and performance of this Release shall be governed by the laws of the State of Georgia.

3.Review and Revocation Period. The Executive hereby represents that he has read this Release carefully and fully understands the terms hereof, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. The Executive acknowledges that he is executing this Release voluntarily and knowingly, without duress or coercion, and that he has not relied on any representations, promises or agreements of any kind, other than those set forth in this Release. The Executive further represents that he has had 21 days to review this Release. If the Executive has executed this Release in fewer than 21 days after its delivery, the Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such 21-day period was entirely voluntary. The Executive may revoke his acceptance of this Release within seven days after it is signed by sending written notice to the Company to the attention of the General Counsel of the Company, that the Executive wishes to revoke his acceptance of it and not be bound by it, which revocation must be actually delivered to the Company in accordance with this paragraph within such seven-day period. In those circumstances, the Company shall have no obligation to provide to the Executive the benefits contained in this Release or in the specific provisions of the Separation Agreement that are provided on condition of the Executive’s signing and not timely revoking a release. This Release shall become effective on the 7th day after the Executive signs it unless revoked in accordance with the procedure set forth in the prior sentence.

IN WITNESS WHEREOF, the Executive has executed this Release as of the date under his signature below.

PETER C. ALEXANDER

/s/ Peter C. Alexander
Date: January 9, 2018